Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (File Nos. 333-197041 and 333-120312) on Form S-8 of NewMarket Corporation of our report dated June 7, 2017, relating to our audit of the financial statements and supplemental schedule, of the Savings Plan for the Employees of NewMarket Corporation and Affiliates which appears in this annual report on Form 11-K of the Savings Plan for the Employees of NewMarket Corporation and Affiliates for the year ended December 31, 2016.

/s/ PBMares, LLP

June 7, 2017
Richmond, Virginia